Exhibit 99.1
Enterprise Reports First Quarter 2024 Earnings

Houston, Texas (Tuesday, April 30, 2024) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months ended March 31, 2024.

Enterprise reported net income attributable to common unitholders of $1.5 billion, or  $0.66 per unit on a fully diluted basis, for the first quarter of 2024, a 5 percent increase compared to $1.4 billion, or $0.63 per unit on a fully diluted basis, for the first quarter of 2023.

Distributable Cash Flow (“DCF”) was $1.9 billion for the first quarters of 2024 and 2023.  Distributions declared with respect to the first quarter of 2024 increased 5.1 percent to $0.515 per common unit, or $2.06 per common unit annualized, compared to distributions declared for the first quarter of 2023.  DCF provided 1.7 times coverage of the distribution declared for the first quarter of this year, and Enterprise retained $786 million of DCF.

Enterprise repurchased approximately $40 million of its common units on the open market in the first quarter of 2024.  Including these purchases, the partnership has utilized 48 percent of its authorized $2.0 billion common unit buyback program.

Adjusted cash flow from operations (“Adjusted CFFO”) was $2.1 billion for the first quarter of 2024, compared to $2.0 billion for the first quarter of 2023.  Adjusted CFFO was $8.2 billion for the twelve months ended March 31, 2024.  Enterprise’s payout ratio, comprised of distributions to common unitholders and partnership unit buybacks, for the twelve months ended March 31, 2024, was 56 percent of Adjusted CFFO.

Total capital investments were $1.1 billion in the first quarter of 2024, which included $875 million for growth capital projects and $180 million of sustaining capital expenditures.  Organic growth capital investments are expected to be in the range of $3.25 billion to $3.75 billion in 2024 and 2025.  Sustaining capital expenditures are expected to be approximately $550 million in 2024.

Total debt principal outstanding at March 31, 2024 was $29.7 billion.  At March 31, 2024, Enterprise had consolidated liquidity of approximately $4.5 billion, comprised of available borrowing capacity under its revolving credit facilities and unrestricted cash on hand.

Conference Call to Discuss First Quarter 2024 Earnings

Enterprise will host a conference call today to discuss first quarter 2024 earnings.  The call will be webcast live beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

 First Quarter 2024 Financial Highlights
	Three Months Ended March 31,
	2024	2023
($ in millions, except per unit amounts)
Operating income (1)	$1,822	$1,734
Net income (1) (2)	$1,483	$1,422
Fully diluted earnings per common unit (2)	$0.66	$0.63
Total gross operating margin (1) (3)	$2,490	$2,335
Adjusted EBITDA (3)	$2,469	$2,321
Adjusted CFFO (3)	$2,147	$2,022
Adjusted FCF (3)	$1,079	$1,347
DCF (3)	$1,915	$1,938
Operational DCF (3)	$1,942	$1,915

(1)
Operating income, net income, and gross operating margin  include non-cash, mark-to-market (“MTM”) losses on financial instruments used in our commodity hedging activities of $4 million for the first quarter of 2024 compared to losses of $3 million for the first quarter of 2023.

(2)
Net income and fully diluted earnings per common unit for the first quarters of 2024 and 2023 include non-cash, asset impairment and related charges of approximately $20 million, or $0.01 per common unit, and $13 million, or $0.01 per common unit, respectively.

(3)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Adjusted CFFO, adjusted free cash flow (“Adjusted FCF”), DCF and Operational Distributable Cash Flow (“Operational DCF”) are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

First Quarter 2024 Volume Highlights	Three Months Ended March 31,
	2024	2023
Equivalent pipeline transportation volumes (million BPD)(1)	12.3	11.8
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	7.4	7.1
Marine terminal volumes (million BPD)	2.3	2.0
Natural gas pipeline volumes (TBtus/d)	18.6	18.0
NGL fractionation volumes (MBPD)	1,557	1,370
Propylene plant production volumes (MBPD)	96	95
Fee-based natural gas processing volumes (Bcf/d)	6.4	5.5
Equity NGL-equivalent production volumes (MBPD)	185	160

(1)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

As used in this press release, “NGL” means natural gas liquids, “LPG” means liquefied petroleum gas, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day and “TBtus/d” means trillion British thermal units per day.

“Enterprise began 2024 with another strong quarter,” said A. J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner.  “Our integrated system of energy infrastructure transported 12.3 million equivalent barrels per day of NGLs, crude oil, petrochemicals, refined products and natural gas, while our marine terminals handled a record 2.3 million barrels per day of hydrocarbons in the first quarter of 2024.  The partnership’s total gross operating margin for the first quarter of 2024 was $2.5 billion, a 7 percent increase compared to the first quarter of 2023.  Our earnings growth in the first quarter of 2024 was primarily driven by contributions from new assets placed into service during the second half of 2023 in our NGL Pipeline & Services segment, a 17 percent increase in net marine terminal volumes attributable to growing international demand for U.S. energy, and higher sales volumes and margins in our octane enhancement business.”

“The partnership generated $1.9 billion in DCF during the quarter, which supported a 5 percent increase in cash distributions to partners compared to the same quarter last year.  We reinvested $786 million of DCF to fund organic growth investments and buybacks,” said Teague.

“Near the end of the first quarter, we expanded our Permian natural gas processing infrastructure with the start of operations at our Leonidas plant in the Midland Basin and our Mentone 3 plant in the Delaware Basin. Both facilities have a design capacity to process more than 300 MMcf/d of natural gas and extract over 40 MBPD of NGLs.  We are pleased to continue to provide essential services that support one of the world’s most prolific energy basins.  We also began service on Phase 1 of our Texas Western Products System in March, successfully connecting Gulf Coast refined products to end markets in the Permian Basin, with additional Phase 2 destinations in the Albuquerque and Grand Junction markets expected in the second and early third quarters.  We look forward to seeing the contributions from these valuable market solutions in the second quarter of this year and beyond,” said Teague.

Review of First Quarter 2024 Results

Total gross operating margin was $2.5 billion for the first quarter of 2024, a 7 percent increase compared to $2.3 billion for the first quarter of 2023.

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment was $1.3 billion for the first quarter of 2024 compared to $1.2 billion for the first quarter of 2023.

Gross operating margin from the natural gas processing business and related NGL marketing activities was $358 million for the first quarter of 2024 compared to $326 million for the first quarter of 2023.  Included in gross operating margin for the first quarters of 2024 and 2023 were non-cash, MTM losses related to hedging activities of $7 million and $14 million, respectively.  Total fee-based natural gas processing volumes increased 822 MMcf/d to a record 6.4 Bcf/d in the first quarter of 2024, compared to the first quarter of 2023.  Total equity NGL-equivalent production volumes were 185 MBPD and 160 MBPD in the first quarters of 2024 and 2023, respectively.  The following highlights summarize selected variances within this business, with results for the first quarter of 2024 as compared to the first quarter of 2023:
•	Gross operating margin from NGL marketing activities increased $22 million primarily due to higher average sales margins.
•
Gross operating margin from Permian natural gas processing facilities, including the Delaware Basin and Midland Basin assets, increased $33 million primarily due to higher fee-based processing volumes and higher margin-driven business performance.  Delaware Basin fee-based processing volumes increased 160 MMcf/d largely resulting from the addition of the Mentone 2 processing train, which was placed in service in October 2023, and equity NGL-equivalent production volumes were flat.  Midland Basin fee-based processing volumes increased 269 MMcf/d stemming from the addition of the Poseidon natural gas processing train, which was placed in service in July 2023, and equity NGL-equivalent production volumes increased 13 MBPD.

•
Gross operating margin from South Texas natural gas processing facilities increased $11 million primarily due to higher average processing margins and lower maintenance costs, partially offset by the impact of a decrease in equity NGL-equivalent production volumes.  South Texas fee-based gas processing volumes increased 57 MMcf/d, and equity NGL-equivalent production volumes decreased 9 MBPD.

•
Gross operating margin from Rockies natural gas processing facilities decreased $35 million primarily due to lower average processing margins, including the impact of hedging activities.  Rockies fee-based gas processing volumes increased 339 MMcf/d, and equity NGL-equivalent production volumes increased 14 MBPD.

Gross operating margin from the NGL pipelines and storage business was $749 million for the first quarter of 2024, an increase of $59 million compared to the first quarter of 2023.  Total NGL pipeline transportation volumes were 4.2 million BPD in the first quarter of 2024, a 5 percent increase over the first quarter of 2023.  Total NGL marine terminal volumes increased 9 percent, or 71 MBPD, to 895 MBPD for the first quarter of 2024, compared to the first quarter in 2023.  The following highlights summarize selected variances within this business, with results for the first quarter of 2024 as compared to the first quarter of 2023:
•
Gross operating margin from Enterprise Hydrocarbons Terminal (“EHT”) increased $22 million primarily due to an 83 MBPD increase in LPG export volumes and higher average loading fees.  Gross operating margin from Morgan’s Point Ethane Export Terminal declined $8 million primarily due to lower average loading fees.  Gross operating margin from the Houston Ship Channel Pipeline System increased $11 million in connection with higher average transportation fees and an 86 MBPD increase in transportation volumes.

•
Eastern ethane pipelines, which include the ATEX and Aegis pipelines, reported a $20 million increase in gross operating margin largely due to higher transportation revenues and volumes.  Eastern ethane pipeline volumes increased 43 MBPD.

•	Gross operating margin from the Mont Belvieu Storage Complex increased $18 million primarily due to higher storage revenues.
•
On a combined basis, the pipelines serving the Permian and Rocky Mountain regions reported a $15 million increase in gross operating margin.  This includes the Mid-America and Seminole NGL Pipeline Systems, Shin Oak NGL Pipeline and Chaparral NGL Pipeline.  The variance was primarily driven by higher average transportation fees and a 45 MBPD, net to our interest, increase in transportation volumes, partially offset by higher operating costs.

•
On a combined basis, gross operating margin from our equity investments in Front Range Pipeline, Texas Express Pipeline, and Texas Express Gathering System decreased $12 million primarily due to a combined 16 MBPD, net to our interest, decrease in transportation volumes and lower transportation fees on the Texas Express systems.

•
The South Texas NGL Pipeline System reported a $7 million decrease in gross operating margin primarily due to lower average transportation related fees and higher operating costs, partially offset by the benefit of a 17 MBPD increase in transportation volumes.

Gross operating margin from the NGL fractionation business was $233 million for the first quarter of 2024 compared to $196 million for the first quarter of 2023.  Total NGL fractionation volumes increased to 1.6 million BPD for the first quarter of 2024 from 1.4 million BPD for the corresponding quarter in 2023.  The following highlights summarize selected variances within this business, with results for the first quarter of 2024 as compared to the first quarter of 2023:
•
Gross operating margin from our Mont Belvieu NGL fractionation complex increased $39 million primarily due to a 209 MBPD, net to our interest, increase in fractionation volumes.  The increase in volume and gross operating margin was primarily due to the addition of Frac 12, which was placed in service in July 2023.

Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment was $411 million for the first quarter of 2024 compared to $397 million for the first quarter of 2023.  Gross operating margin for the first quarter of 2024 includes non-cash, MTM gains of $4 million related to hedging activities compared to non-cash, MTM gains of $13 million included in the first quarter of 2023.  Total crude oil pipeline transportation volumes were 2.4 million BPD in the first quarter of 2024 compared to 2.3 million BPD for the same quarter last year.  Total crude oil marine terminal volumes were a record 1.1 million BPD this quarter, a 30 percent increase compared to the first quarter of 2023.  The following highlights summarize selected variances within this segment, with results for the first quarter of 2024 as compared to the first quarter of 2023:
•
The Midland-to-ECHO Pipeline System and related business activities reported a net $21 million increase primarily due to higher transportation volumes in addition to higher average transportation fees and related margins, partially offset by higher variable operating costs.  Transportation volumes on the system increased 65 MBPD, net to our interest.

•
On a combined basis, gross operating margin from our Texas in-basin crude oil pipelines, terminals and other marketing activities decreased $10 million primarily due to lower average sales margins and transportation fees, partially offset by higher sales volumes.

Natural Gas Pipelines & Services – Gross operating margin for the Natural Gas Pipelines & Services segment was $312 million for the first quarter of 2024 compared to $314 million for the first quarter of 2023.  Total natural gas transportation volumes were 18.6 TBtus/d in the first quarter of 2024 compared to 18.0 TBtus/d for the same quarter in 2023.  The following highlights summarize selected variances within this segment, with results for the first quarter of 2024 as compared to the first quarter of 2023:
•
On a combined basis, gross operating margin from the Rocky Mountain Gathering Systems decreased $37 million primarily due to lower average gathering fees indexed to regional natural gas prices. Gathering volumes on these systems, which include the Jonah Gathering, Piceance Basin Gathering, and San Juan Gathering systems, decreased a combined 16 BBtus/d, or 1 percent.

•
Gross operating margin from the Texas Intrastate System increased $14 million primarily due to higher capacity reservation and transportation revenues, in addition to lower operating costs.  Transportation volumes increased 46 BBtus/d.

•	Gross operating margin from our natural gas marketing business increased $17 million primarily due to higher sales volumes and average margins.
•
Permian natural gas gathering, including Delaware Basin and Midland Basin Gathering Systems, reported a combined $4 million increase in gross operating margin primarily due to a 503 BBtus/d increase in gathering volumes, partially offset by higher operating costs.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $444 million for the first quarter of 2024 compared to $419 million for the first quarter of 2023.  Total segment pipeline transportation volumes were 859 MBPD in the first quarter 2024 compared to 782 MBPD in the first quarter of 2023.  Total marine terminal volumes were 330 MBPD this quarter compared to 321 MBPD for the same quarter of last year.  The following highlights summarize selected variances within this segment, with results for the first quarter of 2024 as compared to the first quarter of 2023:
•	Gross operating margin from our octane enhancement and related plant operations increased $57 million primarily due to higher sales volumes and revenues.
•	Gross operating margin from our ethylene business increased $19 million primarily due to higher revenues on our pipelines and terminal assets.
•
Propylene production and related activities reported a $45 million decrease in gross operating margin.  At our Mont Belvieu propylene production facilities, higher propylene processing revenues from the PDH 2 facility, which was placed in service in July 2023, were offset by lower propylene sales revenues and higher operating costs.  The partnership’s PDH 1 facility was down for approximately 52 days during the first quarter of 2024 for planned and unplanned maintenance, compared to 24 days in the same quarter last year. Certain of our propylene splitters were down approximately 32 days during the first quarter of this year for unplanned maintenance.  Total propylene and associated by-product production volumes were 96 MBPD, net to our interest, including a 20 MBPD contribution from the PDH 2 facility.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, Adjusted CFFO, FCF, Adjusted FCF, DCF, Operational DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products transportation, storage and marine terminals; and a marine transportation business that operates on key U.S. inland and intracoastal waterway systems.  The partnership’s assets currently include more than 50,000 miles of pipelines; over 300 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Libby Strait, Senior Director, Investor Relations, (713) 381-4754
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2024	2023	2024
Revenues	$14,760	$12,444	$52,031
Costs and expenses:
Operating costs and expenses	12,974	10,757	45,234
General and administrative costs	66	57	240
Total costs and expenses	13,040	10,814	45,474
Equity in income of unconsolidated affiliates	102	104	460
Operating income	1,822	1,734	7,017
Other income (expense):
Interest expense	(331)	(314)	(1,286)
Other, net	13	12	42
Total other expense, net	(318)	(302)	(1,244)
Income before income taxes	1,504	1,432	5,773
Provision for income taxes	(21)	(10)	(55)
Net income	1,483	1,422	5,718
Net income attributable to noncontrolling interests	(26)	(31)	(120)
Net income attributable to preferred units	(1)	(1)	(3)
Net income attributable to common unitholders	$1,456	$1,390	$5,595
Per common unit data (fully diluted):
Earnings per common unit	$0.66	$0.63	$2.55
Average common units outstanding (in millions)	2,193	2,195	2,192

Supplemental financial data:
Net cash flow provided by operating activities	$2,111	$1,583	$8,097
Cash flows used in investing activities	$1,038	$637	$3,598
Cash flows used in financing activities	$1,009	$876	$4,391
Total debt principal outstanding at end of period	$29,721	$28,871	$29,721

Non-GAAP Distributable Cash Flow (1)	$1,915	$1,938	$7,578
Non-GAAP Operational Distributable Cash Flow (1)	$1,942	$1,915	$7,565
Non-GAAP Adjusted EBITDA (2)	$2,469	$2,321	$9,466
Non-GAAP Adjusted Cash flow from operations (3)	$2,147	$2,022	$8,249
Non-GAAP Free Cash Flow (4)	$1,043	$908	$4,391
Non-GAAP Adjusted Free Cash Flow (4)	$1,079	$1,347	$4,543
Gross operating margin by segment:
NGL Pipelines & Services	$1,340	$1,212	$5,026
Crude Oil Pipelines & Services	411	397	1,721
Natural Gas Pipelines & Services	312	314	1,075
Petrochemical & Refined Products Services	444	419	1,719
Total segment gross operating margin (5)	2,507	2,342	9,541
Net adjustment for shipper make-up rights (6)	(17)	(7)	9
Non-GAAP total gross operating margin (7)	$2,490	$2,335	$9,550

(1)	See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(2)	See Exhibit G for reconciliation to GAAP net cash flow provided by operating activities.
(3)	See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(4)	See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(5)
Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).

(6)
Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects.  These adjustments are included in managements’ evaluation of segment results.  However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

(7)	See Exhibit H for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.	Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2024	2023	2024
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	4,157	3,975	4,084
NGL marine terminal volumes (MBPD)	895	824	838
NGL fractionation volumes (MBPD)	1,557	1,370	1,558
Equity NGL-equivalent production volumes (MBPD) (2)	185	160	182
Fee-based natural gas processing volumes (MMcf/d) (3,4)	6,363	5,541	6,052
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,381	2,300	2,481
Crude oil marine terminal volumes (MBPD)	1,094	841	974
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (5)	18,615	18,023	18,511
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	96	95	100
Butane isomerization volumes (MBPD)	117	98	116
Standalone DIB processing volumes (MBPD)	196	152	187
Octane enhancement and related plant sales volumes (MBPD) (6)	35	25	38
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	859	782	861
Refined products and petrochemicals marine terminal volumes (MBPD) (7)	330	321	324
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	7,397	7,057	7,426
Natural gas pipeline transportation volumes (BBtus/d)	18,615	18,023	18,511
Equivalent pipeline transportation volumes (MBPD) (8)	12,296	11,800	12,297
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	2,319	1,986	2,136

(1)
Operating rates are reported on a net basis, which take into account our ownership interests in certain joint ventures and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.

(2)
Primarily represents the NGL and condensate volumes we earn and take title to in connection with our processing activities.  The total equity NGL-equivalent production volumes also include residue natural gas volumes from our natural gas processing business.

(3)	Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)	Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)	“BBtus/d” means billion British thermal units per day.
(6)
Reflects aggregate sales volumes for our octane enhancement and isobutane dehydrogenation (“iBDH”) facilities located at our Mont Belvieu complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.

(7)	In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal.
(8)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2023 by quarter:
First Quarter	$3.44	$0.25	$0.82	$1.11	$1.16	$1.62	$0.50	$0.22
Second Quarter	$2.09	$0.21	$0.67	$0.78	$0.84	$1.44	$0.40	$0.21
Third Quarter	$2.54	$0.30	$0.68	$0.83	$0.94	$1.55	$0.36	$0.15
Fourth Quarter	$2.88	$0.23	$0.67	$0.91	$1.07	$1.48	$0.46	$0.17
2023 Averages	$2.74	$0.25	$0.71	$0.91	$1.00	$1.52	$0.43	$0.19

2024 by quarter:
First Quarter	$2.25	$0.19	$0.84	$1.03	$1.14	$1.54	$0.55	$0.18

(1)	Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of S&P Global, Inc.
(2)
NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service, which is a division of Dow Jones.

(3)
Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Markit ("IHS”), which is a division of S&P Global, Inc.  Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2023 by quarter:
First Quarter	$76.13	$77.50	$77.74	$79.00
Second Quarter	$73.78	$74.48	$74.68	$75.87
Third Quarter	$82.26	$83.85	$84.02	$84.72
Fourth Quarter	$78.32	$79.62	$79.89	$80.93
2023 Averages	$77.62	$78.86	$79.08	$80.13

2024 by quarter:
First Quarter	$76.96	$78.55	$78.85	$79.75

(1)	West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)	Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)	Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.62 per gallon during the first quarter of 2024 versus $0.66 per gallon during the first quarter of 2023.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  An increase in our consolidated marketing revenues due to higher energy commodity sales prices may not result in an increase in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be expected to increase due to comparable increases in the purchase prices of the underlying energy commodities.  The same type of relationship would be true in the case of lower energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.	Exhibit D
Free Cash Flow and Adjusted Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,
	2024	2023
Free Cash Flow (“FCF”) and Adjusted FCF
Net cash flow provided by operating activities (GAAP)	$2,111	$1,583
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(1,038)	(637)
Cash contributions from noncontrolling interests	8	4
Cash distributions paid to noncontrolling interests	(38)	(42)
FCF (non-GAAP)	$1,043	$908
Net effect of changes in operating accounts, as applicable	36	439
Adjusted FCF (non-GAAP)	$1,079	$1,347

	For the Twelve Months Ended March 31,
	2024	2023
Net cash flow provided by operating activities (GAAP)	$8,097	$7,477
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(3,598)	(2,059)
Cash contributions from noncontrolling interests	48	9
Cash distributions paid to noncontrolling interests	(156)	(163)
FCF (non-GAAP)	$4,391	$5,264
Net effect of changes in operating accounts, as applicable	152	684
Adjusted FCF (non-GAAP)	$4,543	$5,948

FCF is a non-GAAP measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  Additionally, Adjusted FCF is a non-GAAP measure of how much cash a business generates, excluding the net effect of changes in operating accounts, after accounting for capital expenditures.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  We believe that Adjusted FCF is also important to traditional investors for the same reasons as FCF, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period. Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF and Adjusted FCF appropriately reflect the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.	Exhibit E
Adjusted Cash flow from operations – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2024	2023	2024	2023
Adjusted Cash flow from operations (“Adjusted CFFO”)
Net cash flow provided by operating activities (GAAP)	$2,111	$1,583	$8,097	$7,477
Adjustments to reconcile net cash flow provided by operating activities to Adjusted Cash flow from operations (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	36	439	152	684
Adjusted CFFO (non-GAAP)	$2,147	$2,022	$8,249	$8,161

Adjusted CFFO is a non-GAAP measure that represents net cash flow provided by operating activities before the net effect of changes in operating accounts. We believe that it is important to consider this non-GAAP measure as it can often be a better way to measure the amount of cash generated from our operations that can be used to fund our capital investments or return value to our investors through cash distributions and buybacks, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period.

Enterprise Products Partners L.P.	Exhibit F
Distributable Cash Flow and Operational Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2024	2023	2024
Distributable Cash Flow (“DCF”) and Operational DCF
Net income attributable to common unitholders (GAAP)	$1,456	$1,390	$5,595
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	616	567	2,392
Cash distributions received from unconsolidated affiliates	112	119	481
Equity in income of unconsolidated affiliates	(102)	(104)	(460)
Asset impairment charges	20	13	39
Change in fair market value of derivative instruments	4	3	34
Deferred income tax expense	9	3	18
Sustaining capital expenditures (1)	(180)	(84)	(509)
Other, net	7	8	(25)
Operational DCF (non-GAAP)	1,942	1,915	7,565
Proceeds from asset sales and other matters	2	2	42
Monetization of interest rate derivative instruments accounted for as cash flow hedges	(29)	21	(29)
DCF (non-GAAP)	$1,915	$1,938	$7,578
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(36)	(439)	(152)
Sustaining capital expenditures	180	84	509
Other, net	52	–	162
Net cash flow provided by operating activities (GAAP)	$2,111	$1,583	$8,097

(1)
Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.

Operational DCF, which is defined as DCF excluding the impact of proceeds from asset sales and other matters and monetization of interest rate derivative instruments, is a supplemental non-GAAP liquidity measure that quantifies the portion of cash available for distribution to common unitholders that was generated from our normal operations.  We believe that it is important to consider this non-GAAP measure as it provides an enhanced perspective of our assets’ ability to generate cash flows without regard for certain items that do not reflect our core operations.

The GAAP measure most directly comparable to DCF and Operational DCF is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit G
Adjusted EBITDA - UNAUDITED
($ in millions)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2024	2023	2024
Net income (GAAP)	$1,483	$1,422	$5,718
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses (1)	600	546	2,321
Interest expense, including related amortization	331	314	1,286
Cash distributions received from unconsolidated affiliates	112	119	481
Equity in income of unconsolidated affiliates	(102)	(104)	(460)
Asset impairment charges	20	13	39
Provision for income taxes	21	10	55
Change in fair market value of commodity derivative instruments	4	3	34
Other, net	–	(2)	(8)
Adjusted EBITDA (non-GAAP)	2,469	2,321	9,466
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(331)	(314)	(1,286)
Deferred income tax expense	9	3	18
Provision for income taxes	(21)	(10)	(55)
Net effect of changes in operating accounts, as applicable	(36)	(439)	(152)
Other, net	21	22	106
Net cash flow provided by operating activities (GAAP)	$2,111	$1,583	$8,097

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of Adjusted EBITDA.

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit H
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2024	2023	2024
Total gross operating margin (non-GAAP)	$2,490	$2,335	$9,550
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(582)	(533)	(2,264)
Asset impairment charges in operating costs and expenses	(20)	(13)	(37)
Net gains attributable to asset sales and related matters in operating costs and expenses	–	2	8
General and administrative costs	(66)	(57)	(240)
Total operating income (GAAP)	$1,822	$1,734	$7,017

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of gross operating margin.

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses (excluding amortization of major maintenance costs for reaction-based plants), (ii) impairment charges, (iii) gains and losses attributable to asset sales and related matters, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (6) to Exhibit A of this press release.

Enterprise Products Partners L.P.	Exhibit I
Other Information – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2024	2023	2024
Capital investments:
Capital expenditures	$1,047	$653	$3,660
Investments in unconsolidated affiliates	–	–	2
Other investing activities	8	1	20
Total capital investments	$1,055	$654	$3,682

The following table summarizes the non-cash mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2024	2023	2024
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$(7)	$(14)	$(18)
Crude Oil Pipelines & Services	4	13	(14)
Natural Gas Pipelines & Services	(2)	(2)	(1)
Petrochemical & Refined Products Services	1	–	(1)
Total mark-to-market impact on gross operating margin	$(4)	$(3)	$(34)